[EXECUTION COPY]

                        RECAPITALIZATION AGREEMENT

             This RECAPITALIZATION AGREEMENT (this "Agreement") is made as of April 14, 1999, by and among Dade Behring Holdings, Inc., a Delaware corporation ("Holdings"), Hoechst AG, a German corporation ("Hoechst"), each of the Persons listed on Schedule I attached hereto (the "GS Group") and each of the Persons listed on Schedule II attached hereto (the "Bain Group," and, together with the GS Group, the "Investors") (Hoechst, the GS Group, the Bain Group and each other party from time to time a party thereto are collectively referred to herein as the "Stockholders" and individually as a "Stockholder").

             WHEREAS, Holdings, as of the date hereof, Hoechst, the GS Group, the Bain Group and certain members of Holdings' management own the number of shares of Holdings' Class L Common Stock, par value $.01 per share (the "Class L Common"), the number of shares of Holdings' Class L Common, Series B, par value $.01 per share (the "Class L Common, Series B"), and the number of shares of Holdings' Common Stock, par value $.01 per share (the "Common"), as set forth opposite its name on the Pre-Recap Capitalization Schedule attached hereto. The Class L Common, Class L Common, Series B, and the Common are collectively referred to herein as "Common Stock."

             WHEREAS, Holdings desires to reconstitute its capital structure through the redemption of a certain number of shares of its Common Stock and the incurrence of new debt obligations, all on the terms and subject to the conditions set forth herein.

             WHEREAS, on the date hereof, Hoechst, the Investors and Holdings have entered into that certain Amended and Restated
   Stockholders Agreement (the "Stockholders Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Stockholders Agreement.

             WHEREAS, the Investors desire to have certain of their Common Stock redeemed on the terms and subject to the conditions set forth herein.

             NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants which are to be made and performed by the respective parties, it is hereby agreed as follows:

                                ARTICLE 1.

                         THE RECAPITALIZATION

             1.1. Recapitalization Overview. Holdings and the Stockholders hereby agree that (i) Holdings shall redeem a portion of the Common Stock held by the Investors (as set forth below), (ii) Holdings shall redeem a portion of the Common Stock held or the Common Stock obtainable upon exercise of options held by members of management of Holdings and its subsidiaries or enter into other arrangements with respect thereto (as set forth below) and (iii) Holdings shall fund the repurchases of Common Stock through replacement credit facilities (as set forth below).

             1.2. Financing Arrangements. The Stockholders and Holdings hereby agree that Holdings shall arrange for the financing or refinancing necessary for the transactions contemplated hereby. Holdings shall take such actions as are reasonably necessary to obtain the credit facilities and consummate the transactions contemplated hereby (including, the payment of commitment fees, financing fees and other fees and expenses). The terms of the financing shall be subject to approval by the Board.

             1.3. Recapitalization Transactions. On a Closing Date, the following transactions shall occur:

             (a) Holdings shall redeem from the Investors the number of shares of Class L Common and Common that may be redeemed taking into account (x) the amount of available funds under the replacement credit facilities and (y) the payments to be made to members of management, as set forth in Section 1.3(b) below (it being understood that the aggregate number of shares to be redeemed shall be as determined by the Investors in their sole discretion, subject to an aggregate amount being redeemed hereunder from the Investors equal to the Maximum Amount (as defined on Schedule III attached hereto, i.e., $450 million). The number of shares of Class L Common and Common to be repurchased shall be in the ratio of 1:9. The per share redemption price for each share of Class L Common shall be the Per Share Price (as defined on Schedule III attached hereto) plus the Unpaid Yield and Unreturned Original Cost on such share (as determined as of a Closing Date pursuant to Holdings' Amended and Restated Certificate of Incorporation, as in effect on the date hereof (the "Certificate of Incorporation")). The per share redemption price for each share of Common shall be the Per Share Price (as defined on Schedule III attached hereto). The redemption shall be made pro rata among all Investors and the redemption price shall be paid at Closing to the Investors in cash by wire transfer of immediately available funds.

             (b) Holdings shall redeem from members of management of Holdings and its subsidiaries shares of Class L Common and Common, with the Persons to participate, and the extent of such Persons' participation, to be determined by the Board. Consistent with any rights that the members of management may have, the Board shall determine the manner and extent of participation by members of management holding options to acquire Common. In its discretion, the Board may substitute bonus payments (or other arrangements). For the purposes of this Agreement, "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

             1.4. Closing Transactions.

             (a) As and when Holdings obtains financing arrangements pursuant to Section 1.2 hereof and the Investors approve the number of their shares which are to be redeemed, then there shall be a closing of the transactions contemplated hereby (a "Closing"). Any date on which a Closing shall occur is referred to herein as a "Closing Date," and a Closing shall be effective as of the opening of business on a Closing Date.

             (b) Promptly following a Closing Date, Holdings and the Investors shall take all actions necessary so that upon the Investors surrendering their Common and Class L Common stock certificates to Holdings in exchange for cash by wire transfer of immediately available funds to the accounts previously designated by each Investor, Holdings shall issue and deliver to each Investor new Common and Class L Common stock certificates representing the number of Common and Class L Common shares not redeemed.

             1.5. Continuation of Voting Rights. As a result of the recapitalization transactions contemplated by this Agreement, the relative voting power of the Investors would be reduced. Holdings and the Stockholders have agreed that until such time as the shares of Common Stock held by the Bain Holders no longer constitute at least 5% of the outstanding Common Stock, the Investors shall be entitled to maintain the same relative voting power that they possess on the date of this Agreement. Holdings and the Stockholders agree to take all necessary or desirable actions within such holder's control (whether in such holder's capacity as a stockholder, director or officer of Holdings or otherwise) as requested by the Investors so that in connection with a Closing the Investors shall retain (until such time as the shares of Common Stock held by the Bain Holders no longer constitute at least 5% of the outstanding Common Stock) voting rights equivalent to the voting rights represented by the shares of Common Stock being redeemed hereunder. Such actions may include, without limitation, (x) issuing voting proxies in favor of the Investors, (y) permitting the Investors to exchange shares of Common Stock for replacement shares of capital stock with additional voting rights (but with no greater economic participation rights), and (z) amending the Transaction Documents in such a manner as may be required to ensure that any replacement shares are afforded consistent treatment thereunder.

             1.6. Investment Banking Fees. Holdings and the Stockholders acknowledge and agree that in consideration of the investment banking services provided by Bain Capital, Inc. and Goldman Sachs & Co. in connection with the transaction process which has culminated in the parties entering into this Agreement, Holdings shall pay each of Bain Capital, Inc. and Goldman Sachs & Co. an investment banking fee. The aggregate amount of the investment banking fees shall be the IB Fee Amount (as defined on Schedule III attached hereto), 50% of which shall be payable on the date of this Agreement and 50% of which shall be payable upon the first date that may be deemed a Closing Date.


                                ARTICLE 2.

          REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

             As a material inducement to the parties hereto to enter into this Agreement, each Stockholder hereby represents and warrants that:

             2.1. Organizational Power. Such Stockholder is a corporation or limited partnership duly organized, validly existing, and in good standing under the laws of its state of organization. Such Stockholder has full power and authority to enter into this Agreement and the other agreements contemplated hereby to which such Stockholder is a party and perform its obligations hereunder and thereunder.

             2.2. Authorization of Transaction. The execution, delivery, and performance of this Agreement and the other agreements contemplated hereby to which such Stockholder is a party have been duly and validly authorized by all requisite action on the part of such Stockholder, and no other proceedings on its part is necessary to authorize the execution, delivery, or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to such Stockholder is a party shall when executed constitute, a valid and binding obligation of such Stockholder, enforceable in accordance with their terms.

                                ARTICLE 3.
              REPRESENTATIONS AND WARRANTIES OF HOLDINGS

             As a material inducement to the Stockholders to enter into this Agreement, Holdings hereby represents and warrants that:

             3.1. Organizational Power. Holdings has been duly organized and is validly existing under the laws of Delaware and has full power and authority to execute and deliver, and to perform its obligations under, this Agreement and the consummation by it of the transactions contemplated hereby has been duly authorized by all necessary action on its part.

             3.2. Authorization of Transaction. This Agreement has been duly and validly executed and delivered by Holdings and constitutes the valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms.

             3.3. Noncontravention. The execution, delivery and performance of this Agreement and the consummation thereby of the transactions contemplated hereby by Holdings will not with or without the giving of notice or the lapse of time or both (a) violate any provision of a material law, statute, rule or regulation to which Holdings is subject, (b) violate any order, judgment or decree applicable to it or (c) conflict with or result in a breach or default under any term or condition of its applicable governing instruments or any material agreement or other material instrument to which it is a party or by which it is bound.

             3.4. Capitalization. The capitalization of Holdings prior to giving effect to the transactions contemplated by Article 1 above (including a list of all authorized, issued and outstanding shares of Common Stock, and the identity of the holders thereof) is set forth on the Pre-Recap Capitalization Schedule attached hereto. All of the issued and outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable.
   Except as set forth on the Pre-Recap Capitalization Schedule and pursuant to this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Holdings to issue, sell, or otherwise cause to become outstanding any of its capital stock.

                               ARTICLE 4.

                           OTHER AGREEMENTS

             4.1. Press Release and Announcements. Unless required by law (in which case each party agrees to use reasonable efforts to consult with the other parties prior to any such disclosure as to the form and content of such disclosure), no press releases, announcements to the employees, customers or suppliers of Holdings or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of the holders of at least a majority of the Common Stock retained by the Investors and the holders of at least a majority of the Common Stock held by Hoechst hereunder.

             4.2. Specific Performance. Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each party agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States of America or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.


                               ARTICLE 5.

                             MISCELLANEOUS

             5.1. Cooperation. In case at any time prior to or after a Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further reasonable action (including the execution and delivery of such further instruments and documents) as any other party may request.

             5.2. Remedies. Each Stockholder shall have all rights and remedies set forth in this Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

             5.3. Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and Holdings may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Holdings has obtained the written consent of the holders of at least a majority of the Common Stock retained by the Investors hereunder and the holders of at least a majority of the Common Stock held by the Hoechst hereunder.

             5.4. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

             5.5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

             5.6. Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

             5.7. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

             5.8. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

             5.9. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient two days after being sent to the recipient by reputable overnight courier service (charges prepaid) to the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party:

             If to Holdings:

                  Dade Behring Holdings, Inc.
                  1717 Deerfield Road
                  P.O. Box 778
                  Deerfield, Illinois 60015-0778
                  Attention:  Chief Executive Officer

             If to the Bain Group:

                  Bain Capital, Inc.
                  Two Copley Place
                  Boston, Massachusetts  02116
                  U.S.A.
                  Attention:  John Connaughton

             With a copy to (which shall not constitute notice hereunder):

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois  60601
                  U.S.A.
                  Attention: Matthew E. Steinmetz

             If to the GS Group:

                  Goldman, Sachs & Co.
                  85 Broad Street
                  New York, New York 10004
                  U.S.A.
                  Attn:  Joseph H. Gleberman

             With a copy to (which shall not constitute notice hereunder):

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, New York 10014
                  U.S.A.
                  Attention:  Lee Parks

             If to Hoechst:

             Hoechst AG
             Bruningstrasse 50
             D-65929 Frankfurt a. M.
             Germany
             Attention:  Chairman of the Management Board

             With a copy to (which shall not constitute notice
   hereunder):
             Shearman & Sterling
             599 Lexington Avenue
             New York, New York  10022
             U.S.A.
             Attention:  Creighton O'M. Condon

             5.10. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                       *     *     *     *     *

             IN WITNESS WHEREOF, the parties have executed this Recapitalization Agreement as of the date first written above.

                                 DADE BEHRING HOLDINGS, INC.


                                 By: /s/
                                 Its: CEO and President


                                 HOECHST AG


                                 By: /s/ Horst Waesche

                                 By: /s/

                                 Its: Board Members


                                 BAIN CAPITAL FUND IV, L.P.

                                 By:  Bain Capital Partners IV, L.P.
                                 Its: General Partner

                                 By:  Bain Capital Investors, Inc.
                                 Its: General Partner

                                 By:   /s/
                                      A Managing Director

                                 BAIN CAPITAL FUND IV-B, L.P.

                                 By:  Bain Capital Partners IV, L.P.
                                 Its: General Partner

                                 By:  Bain Capital Investors, Inc.
                                 Its: General Partner

                                 By:   /s/
                                      A Managing Director


                                 BCIP ASSOCIATES


                                 By:  /s/
                                      A General Partner


                                 BCIP TRUST ASSOCIATES, L.P.


                                 By:  /s/
                                      A General Partner


                                 GS CAPITAL PARTNERS, L.P.


                                 By:  GS Advisors, L.P.
                                 Its: General Partner

                                 By:  GS Advisors, Inc.
                                 Its: General Partner

                                 By:  /s/


                                 BRIDGE STREET FUND 1994, L.P.


                                 By:  Stone Street Funding Corp.
                                 Its: Managing General Partner

                                 By:  /s/


                                 STONE STREET FUND 1994, L.P.


                                 By:  Stone Street Funding Corp.
                                 Its: General Partner

                                 By:  /s/


                                 RANDOLPH STREET PARTNERS


                                 By: /s/
                                      A General Partner